Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
December 3, 2015

SEARS HOLDINGS REPORTS THIRD QUARTER 2015 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation ("Holdings," "we," "us," "our," or the "Company")(NASDAQ: SHLD) today announced financial results for its third quarter ended October 31, 2015. As a supplement to this announcement, a presentation, pre-recorded conference and audio webcast are available at our website http://searsholdings.com/invest.
In summary, we reported:

•
Domestic Adjusted EBITDA of $(280) million, excluding Seritage Growth Properties and joint venture rent, in the third quarter of 2015 compared to $(296) million in the prior year third quarter, which is the fifth consecutive quarter of improved Adjusted EBITDA performance on a year-over-year basis;

•
Net loss attributable to Holdings' shareholders of $454 million ($4.26 loss per diluted share) for the third quarter of 2015 compared to a net loss attributable to Holdings' shareholders of $548 million ($5.15 loss per diluted share) for the prior year third quarter. Adjusted for significant items, we would have reported a net loss attributable to Holdings' shareholders of $305 million ($2.86 loss per diluted share) for the quarter compared to a net loss attributable to Holdings' shareholders of $288 million ($2.71 loss per diluted share) in the prior year quarter;

•	Sales to Shop Your Way® members in Sears Full-line and Kmart stores were 75% of eligible sales for the third quarter;

•
Kmart and Sears Domestic comparable store sales declined 7.5% and 9.6%, respectively, in the third quarter of 2015 with more than half of the decline coming from declines in apparel and consumer electronics, a lower margin category;

•
Kmart's gross margin rate for the third quarter improved 40 basis points over the prior year third quarter, while Sears Domestic's gross margin rate declined 30 basis points from the prior year third quarter;

•
The Company continues to demonstrate its financial flexibility to fund its continuing transformation and meet our obligations. The Company reduced its net debt position, excluding pension liabilities, by more than $2.0 billion from the prior year third quarter; and

•	At October 31, 2015, the Company had approximately $1.3 billion of immediately available liquid assets consisting of $294 million in cash and $963 million of availability under its credit facility.

Edward S. Lampert, Holdings' Chairman and Chief Executive Officer, said, "We remain focused on restoring Sears Holdings to profitability by concentrating on our best stores, rewarding our best members and pursuing our best categories through innovative solutions to product and service offerings. Through deliberate strategic actions, notably with respect to our promotional design and marketing spend, we have made meaningful progress in our transformation and reported a fifth consecutive quarter of improved year-over-year results. As expected, the results of these actions have led to comparable store sales declines despite an increase in profitability. At the same time, we recognize a lot of work remains and we have brought in a number of experienced leaders to drive our business forward with a plan to win as a member-centric integrated retailer. As we head into the fourth quarter, we have intensified our focus on our product offerings and promotions in order to enhance member engagement and provide our members with the best experience possible throughout the holiday shopping season."
Rob Schriesheim, Holdings' Chief Financial Officer, said, "During 2015, we have enhanced Sears Holdings' financial flexibility and achieved our objective of reducing our reliance on inventory as a source of financing with the completion of the rights offering and sale-leaseback transaction with Seritage Growth Properties which generated $2.7 billion in cash and the amendment and extension of the Company's $3.275 billion asset-based credit facility. These actions helped us reduce our total domestic net debt level by $2.0 billion from the prior year third quarter. The completion of the tender offer earlier this quarter for $936 million of our 6 5/8% Senior Secured Notes will reduce our annualized cash interest expense by $62 million. We intend to continue taking significant actions to alter our capital structure, as circumstances allow, to position Sears Holdings for success and profitability, which could include further reductions in debt or changes in the composition of our debt."
Financial Results
We had Domestic Adjusted EBITDA of $(280) million, excluding Seritage Growth Properties and joint venture rent, in the third quarter of 2015 compared to $(296) million in the prior year third quarter. The terms of our leases with Seritage and the joint venture partners provide us with the ability to accelerate the transformation of our physical stores. We expect that our cash rent obligations will decrease significantly as space in these stores is recaptured.
Revenues decreased approximately $1.5 billion to $5.8 billion for the quarter ended October 31, 2015, compared to revenues of $7.2 billion for the quarter ended November 1, 2014, with a significant portion of the decline related to actions taken by the Company to streamline our operations and focus on our transformation into a member-centric retailer. The decrease in revenue included a decrease of $611 million associated with Sears Canada, which was de-consolidated in October 2014, and $358 million as a result of fewer Kmart and Sears Full-line stores. In addition, comparable store sales declined 8.6% during the quarter, comprised of decreases of 7.5% and 9.6% at Kmart and Sears Domestic, respectively, which accounted for $417 million of the revenue decline.
At Kmart, comparable store sales increased in the home appliances and mattresses categories, but were offset by declines in apparel, consumer electronics, grocery & household and drugstore. Excluding the impact of the consumer electronics business, which is a business we continue to alter to meet our members' needs, Kmart comparable store sales would have decreased 6.4%. Sears Domestic was also negatively impacted by the consumer electronics business. Excluding the impact of consumer electronics, Sears Domestic comparable store sales would have decreased 8.2%, primarily driven by decreases in apparel, lawn & garden, tools, footwear and Sears Auto Centers, which were partially offset by an increase in the mattresses category.
During the quarter, gross margin decreased $339 million due to the above noted decline in sales, as well as a decline in our gross margin rate. The decline in margin rate is primarily attributed to a decrease in occupancy leverage, partially offset by an improvement in overall product margin. Gross margin for the third quarter of 2015 included additional rent expense and assigned sub-tenant rental income of approximately $52 million as a result of the Seritage and JV transactions. The third quarter of 2015 also included a credit of $23 million related to the amortization of the deferred gain on sale of assets associated with the Seritage transaction, as well as charges of $6 million related to store closures. The third quarter of 2014 included gross margin of $154 million from Sears Canada, as well as charges of $41 million related to store closures.
Kmart's gross margin rate for the third quarter improved 40 basis points, with increases experienced in several categories, particularly drugstore, toys, electronics and apparel, driven by less clearance and promotional activity. Sears Domestic's gross margin rate decreased 30 basis points for the quarter with decreases experienced in home appliances and apparel primarily as a result of increased promotional activity, including an increase in Shop Your Way expense.
Selling and administrative expenses decreased $381 million in the third quarter of 2015 compared to the prior year quarter. Excluding significant items noted in our Adjusted Earnings Per Share tables, domestic selling and administrative expenses declined $207 million primarily due to decreases in payroll and advertising expenses.
Our effective tax rate for the third quarter of 2015 was an expense of 3.2%, compared to an expense of 33.9% in the prior year quarter. The application of the requirements for accounting for income taxes in interim periods, after consideration of our valuation allowance, causes a significant variation in the typical relationship between income tax expense and pretax income. The third quarters of 2015 and 2014 were negatively impacted by foreign branch taxes and state income taxes. In addition, 2014 was negatively impacted by a valuation allowance established on Sears Canada’s deferred tax assets in the third quarter, prior to de-consolidation.
The Company reported a net loss attributable to Holdings' shareholders of $454 million for the third quarter of 2015 compared to a net loss attributable to Holdings' shareholders of $548 million for the prior year period. Net loss attributable to Holdings' shareholders for the third quarter of 2015 and 2014 included significant items, which aggregated to expense of $149 million and $260 million, respectively. Adjusting for these significant items, we would have reported a net loss attributable to Holdings' shareholders of $305 million and $288 million in the third quarter of 2015 and 2014, respectively.
Financial Position
The Company's cash balances were $294 million at October 31, 2015 compared with $250 million at January 31, 2015.
Domestic merchandise inventories at October 31, 2015 were $6.2 billion, compared to $6.5 billion at November 1, 2014, with the decline primarily being driven by store closures.
Since the first quarter of 2012, we have reduced our net inventory investment by approximately $1.6 billion. By reducing our inventory investment and our payables, we have decreased the level of vendor support needed to run our business, de-risking our business model in a way that benefits both us and our vendor partners.
Short-term borrowings totaled $686 million at the end of the third quarter of 2015 consisting of $677 million outstanding on our domestic credit facility and $9 million of commercial paper outstanding, as compared to $615 million at January 31, 2015, consisting of $213 million outstanding on our domestic credit facility, a $400 million secured short-term loan and $2 million of commercial paper outstanding.
At October 31, 2015, the amount available to borrow under our credit facility was approximately $963 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility.
Total long-term debt (long-term debt and capital lease obligations) was $2.2 billion and $3.2 billion at October 31, 2015 and January 31, 2015, respectively.
Adjusted EBITDA
In addition to our net loss attributable to Sears Holdings' shareholders determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Domestic Adjusted EBITDA, Domestic Adjusted EBITDA excluding Seritage/JV rent and Adjusted Earnings Per Share. The tables attached to this press release provide a reconciliation of GAAP to as adjusted amounts. We believe that our use of Adjusted EBITDA, Domestic Adjusted EBITDA, Domestic Adjusted EBITDA excluding Seritage/JV rent and Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA, Domestic Adjusted EBITDA, Domestic Adjusted EBITDA excluding Seritage/JV rent or Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.

Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic transactions and other statements that describe the Company’s plans. Whenever used, words such as “will,” “expect,” and other terms of similar meaning are intended to identify such forward-looking statements.  Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These include, but are not limited to, risks and uncertainties relating to the domestic credit facility transaction and the Seritage transaction, such as the impact of the evaluation of any such transaction on our other businesses. Detailed descriptions of other risks, uncertainties and factors relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		39 Weeks Ended
millions, except per share data	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
REVENUES
Merchandise sales and services	$5,750	$7,207	$17,843	$23,099
COSTS AND EXPENSES
Cost of sales, buying and occupancy	4,488	5,606	13,628	17,928
Gross margin dollars	1,262	1,601	4,215	5,171
Gross margin rate	21.9%	22.2%	23.6%	22.4%
Selling and administrative	1,630	2,011	5,005	6,218
Selling and administrative expense as a percentage of total revenues	28.3%	27.9%	28.1%	26.9%
Depreciation and amortization	94	148	330	455
Impairment charges	17	—	71	25
Gain on sales of assets	(97)	(68)	(730)	(148)
Total costs and expenses	6,132	7,697	18,304	24,478
Operating loss	(382)	(490)	(461)	(1,379)
Interest expense	(74)	(78)	(249)	(221)
Interest and investment income (loss)	17	97	(27)	133
Other income	—	2	—	4
Loss before income taxes	(439)	(469)	(737)	(1,463)
Income tax (expense) benefit	(14)	(159)	189	(188)
Net loss	(453)	(628)	(548)	(1,651)
(Income) loss attributable to noncontrolling interests	(1)	80	(1)	128
NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(454)	$(548)	$(549)	$(1,523)
NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted loss per share	$(4.26)	$(5.15)	$(5.15)	$(14.33)
Diluted weighted average common shares outstanding	106.6	106.4	106.5	106.3

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	October 31, 2015	November 1, 2014	January 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$294	$326	$250
Accounts receivable	475	546	429
Merchandise inventories	6,208	6,464	4,943
Prepaid expenses and other current assets	242	255	241
Total current assets	7,219	7,591	5,863
Property and equipment (net of accumulated depreciation and amortization of $2,925, $4,001 and $3,864)	2,668	4,561	4,449
Goodwill	269	269	269
Trade names and other intangible assets	2,090	2,104	2,097
Other assets	523	644	531
TOTAL ASSETS	$12,769	$15,169	$13,209
LIABILITIES
Current liabilities
Short-term borrowings	$686	$2,096	$615
Current portion of long-term debt and capitalized lease obligations	71	75	75
Merchandise payables	2,295	2,431	1,621
Other current liabilities	1,927	2,100	2,087
Unearned revenues	793	825	818
Other taxes	324	406	380
Short-term deferred tax liabilities	422	481	480
Total current liabilities	6,518	8,414	6,076
Long-term debt and capitalized lease obligations	2,124	2,769	3,110
Pension and postretirement benefits	2,133	1,320	2,404
Deferred gain on sale-leaseback	775	—	—
Sale-leaseback financing obligation	164	—	—
Other long-term liabilities	1,811	1,830	1,849
Long-term deferred tax liabilities	537	710	715
Total Liabilities	14,062	15,043	14,154
EQUITY (DEFICIT)
Total Equity (Deficit)	(1,293)	126	(945)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$12,769	$15,169	$13,209

Total common shares outstanding	106.7	106.5	106.5

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended October 31, 2015
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$2,247	$3,503	$5,750

Cost of sales, buying and occupancy	1,774	2,714	4,488
Gross margin dollars	473	789	1,262
Gross margin rate	21.1%	22.5%	21.9%

Selling and administrative	585	1,045	1,630
Selling and administrative expense as a percentage of total revenues	26.0%	29.8%	28.3%
Depreciation and amortization	17	77	94
Impairment charges	10	7	17
Gain on sales of assets	(12)	(85)	(97)
Total costs and expenses	2,374	3,758	6,132
Operating loss	$(127)	$(255)	$(382)

Number of:
Kmart Stores	952	—	952
Full-Line Stores	—	708	708
Specialty Stores	—	27	27
Total Stores	952	735	1,687

	13 Weeks Ended November 1, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$2,707	$3,889	$611	$7,207

Cost of sales, buying and occupancy	2,147	3,002	457	5,606
Gross margin dollars	560	887	154	1,601
Gross margin rate	20.7%	22.8%	25.2%	22.2%

Selling and administrative	708	1,131	172	2,011
Selling and administrative expense as a percentage of total revenues	26.2%	29.1%	28.2%	27.9%
Depreciation and amortization	25	110	13	148
Gain on sales of assets	(24)	(44)	—	(68)
Total costs and expenses	2,856	4,199	642	7,697
Operating loss	$(149)	$(310)	$(31)	$(490)

Number of:
Kmart Stores	1,050	—	—	1,050
Full-Line Stores	—	751	113	864
Specialty Stores	—	30	305	335
Total Stores	1,050	781	418	2,249

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	39 Weeks Ended October 31, 2015
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$7,062	$10,781	$17,843

Cost of sales, buying and occupancy	5,562	8,066	13,628
Gross margin dollars	1,500	2,715	4,215
Gross margin rate	21.2%	25.2%	23.6%

Selling and administrative	1,802	3,203	5,005
Selling and administrative expense as a percentage of total revenues	25.5%	29.7%	28.1%
Depreciation and amortization	56	274	330
Impairment charges	12	59	71
Gain on sales of assets	(173)	(557)	(730)
Total costs and expenses	7,259	11,045	18,304
Operating loss	$(197)	$(264)	$(461)

Number of:
Kmart Stores	952	—	952
Full-Line Stores	—	708	708
Specialty Stores	—	27	27
Total Stores	952	735	1,687

	39 Weeks Ended November 1, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$8,527	$12,484	$2,088	$23,099

Cost of sales, buying and occupancy	6,790	9,552	1,586	17,928
Gross margin dollars	1,737	2,932	502	5,171
Gross margin rate	20.4%	23.5%	24.0%	22.4%

Selling and administrative	2,128	3,487	603	6,218
Selling and administrative expense as a percentage of total revenues	25.0%	27.9%	28.9%	26.9%
Depreciation and amortization	72	334	49	455
Impairment charges	2	8	15	25
(Gain) loss on sales of assets	(76)	(73)	1	(148)
Total costs and expenses	8,916	13,308	2,254	24,478
Operating loss	$(389)	$(824)	$(166)	$(1,379)

Number of:
Kmart Stores	1,050	—	—	1,050
Full-Line Stores	—	751	113	864
Specialty Stores	—	30	305	335
Total Stores	1,050	781	418	2,249

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended		39 Weeks Ended
millions	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net loss attributable to Holdings per statement of operations	$(454)	$(548)	$(549)	$(1,523)
Income (loss) attributable to noncontrolling interests	1	(80)	1	(128)
Income tax expense (benefit)	14	159	(189)	188
Interest expense	74	78	249	221
Interest and investment (income) loss	(17)	(97)	27	(133)
Other income	—	(2)	—	(4)
Operating loss	(382)	(490)	(461)	(1,379)
Depreciation and amortization	94	148	330	455
Gain on sales of assets	(97)	(68)	(730)	(148)
Before excluded items	(385)	(410)	(861)	(1,072)

Closed store reserve and severance	(1)	70	36	138
Domestic pension expense	58	22	172	67
Other(1)	2	9	(87)	9
Amortization of deferred Seritage gain	(23)	—	(30)	—
Impairment charges	17	—	71	25
Adjusted EBITDA	(332)	(309)	(699)	(833)

Lands' End separation	—	—	—	(10)
Adjusted EBITDA as defined(2)	$(332)	$(309)	$(699)	$(843)

Sears Canada segment	—	13	—	71
Domestic Adjusted EBITDA as defined(2)	$(332)	$(296)	$(699)	$(772)

Seritage/JV rent	52	—	78	—
Domestic Adjusted EBITDA as defined(2) excluding Seritage/JV rent	$(280)	$(296)	$(621)	$(772)

(1) Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.
(2) Adjusted to reflect the results of the Lands' End and Sears Canada businesses that were included in our results of operations prior to the separation/disposition.

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
	October 31, 2015			November 1, 2014
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating loss per statement of operations	$(127)	$(255)	$(382)	$(149)	$(310)	$(31)	$(490)
Depreciation and amortization	17	77	94	25	110	13	148
Gain on sales of assets	(12)	(85)	(97)	(24)	(44)	—	(68)
Before excluded items	(122)	(263)	(385)	(148)	(244)	(18)	(410)

Domestic pension expense	—	58	58	—	22	—	22
Closed store reserve and severance	1	(2)	(1)	48	20	2	70
Other(1)	1	1	2	3	3	3	9
Amortization of deferred Seritage gain	(5)	(18)	(23)	—	—	—	—
Impairment charges	10	7	17	—	—	—	—
Adjusted EBITDA	$(115)	$(217)	$(332)	$(97)	$(199)	$(13)	$(309)
% to revenues	(5.1)%	(6.2)%	(5.8)%	(3.6)%	(5.1)%	(2.1)%	(4.3)%

	39 Weeks Ended
	October 31, 2015			November 1, 2014
millions	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating loss per statement of operations	$(197)	$(264)	$(461)	$(389)	$(824)	$(166)	$(1,379)
Depreciation and amortization	56	274	330	72	334	49	455
(Gain) loss on sales of assets	(173)	(557)	(730)	(76)	(73)	1	(148)
Before excluded items	(314)	(547)	(861)	(393)	(563)	(116)	(1,072)

Domestic pension expense	—	172	172	—	67	—	67
Closed store reserve and severance	42	(6)	36	84	27	27	138
Other(1)	9	(96)	(87)	3	3	3	9
Amortization of deferred Seritage gain	(6)	(24)	(30)	—	—	—	—
Impairment charges	12	59	71	2	8	15	25
Adjusted EBITDA	(257)	(442)	(699)	(304)	(458)	(71)	(833)

Lands' End separation	—	—	—	—	(10)	—	(10)
Adjusted EBITDA as defined(2)	$(257)	$(442)	$(699)	$(304)	$(468)	$(71)	$(843)
% to revenues(3)	(3.6)%	(4.1)%	(3.9)%	(3.6)%	(3.8)%	(3.4)%	(3.7)%

(1) Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.
(2) Adjusted to reflect the results of the Lands' End business that were included in our results of operations prior to the separation.
(3) Excludes revenues of the Lands' End business that were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended October 31, 2015
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve, Store Impairments and Severance	Domestic Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Domestic Tax Matters	As Adjusted
Gross margin impact	$1,262	$—	$6	$—	$—	$(23)	$—	$—	$1,245
Selling and administrative impact	1,630	(58)	7	—	—	—	(2)	—	1,577
Depreciation and amortization impact	94	—	—	—	—	—	—	—	94
Impairment charges impact	17	—	(17)	—	—	—	—	—	—
Gain on sales of assets impact	(97)	—	—	83	—	—	—	—	(14)
Operating loss impact	(382)	58	16	(83)	—	(23)	2	—	(412)
Interest and investment income impact	17	—	—	—	(17)	—	—	—	—
Income tax expense impact	(14)	(22)	(6)	31	6	9	(1)	179	182
After tax and noncontrolling interests impact	(454)	36	10	(52)	(11)	(14)	1	179	(305)
Diluted loss per share impact	$(4.26)	$0.34	$0.09	$(0.49)	$(0.10)	$(0.13)	$0.01	$1.68	$(2.86)

	13 Weeks Ended November 1, 2014
.		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve and Severance	Domestic Gain on Sales of Assets	Other Expenses	Gain on Sears Canada Disposition	Domestic Tax Matters	Sears Canada Segment	As Adjusted(2)
Gross margin impact	$1,601	$—	$41	$—	$—	$—	$—	$(154)	$1,488
Selling and administrative impact	2,011	(22)	(27)	—	(6)	—	—	(172)	1,784
Depreciation and amortization impact	148	—	(6)	—	—	—	—	(13)	129
Gain on sales of assets impact	(68)	—	—	42	—	—	—	—	(26)
Operating loss impact	(490)	22	74	(42)	6	—	—	31	(399)
Interest expense impact	(78)	—	—	—	—	—	—	1	(77)
Interest and investment income impact	97	—	—	—	—	(70)	—	(12)	15
Other income impact	2	—	—	—	—	—	—	(2)	—
Income tax expense impact	(159)	(8)	(28)	16	(2)	26	180	148	173
Loss attributable to noncontrolling interests impact	80	—	—	—	—	—	—	(80)	—
After tax and noncontrolling interests impact	(548)	14	46	(26)	4	(44)	180	86	(288)
Diluted loss per share impact	$(5.15)	$0.13	$0.43	$(0.25)	$0.04	$(0.41)	$1.69	$0.81	$(2.71)

(1) Consists of transaction costs associated with strategic initiatives, expenses associated with legal matters and other expenses.
(2) Adjusted to reflect the results of the Sears Canada business that were included in our results of operations prior to the disposition.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	39 Weeks Ended October 31, 2015
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve, Store Impairments and Severance	Domestic Gain on Sales of Assets	Mark-to-Market Adjustments	Amortization of Deferred Seritage Gain	Other(1)	Domestic Tax Matters	As Adjusted
Gross margin impact	$4,215	$—	$17	$—	$—	$(30)	$(126)	$—	$4,076
Selling and administrative impact	5,005	(172)	(19)	—	—	—	(39)	—	4,775
Depreciation and amortization impact	330	—	(2)	—	—	—	—	—	328
Impairment charges	71	—	(71)	—	—	—	—	—	—
Gain on sales of assets impact	(730)	—	—	687	—	—	—	—	(43)
Operating loss impact	(461)	172	109	(687)	—	(30)	(87)	—	(984)
Interest and investment loss impact	(27)	—	—	—	25	—	—	—	(2)
Income tax benefit impact	189	(65)	(41)	258	(9)	11	33	87	463
After tax and noncontrolling interests impact	(549)	107	68	(429)	16	(19)	(54)	87	(773)
Diluted loss per share impact	$(5.15)	$1.00	$0.64	$(4.03)	$0.15	$(0.18)	$(0.51)	$0.82	$(7.26)

	39 Weeks Ended November 1, 2014
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve, Store Impairments and Severance	Domestic Gain on Sales of Assets	Other Expenses	Gain on Sears Canada Disposition	Domestic Tax Matters	Sears Canada Segment	Lands' End Separation	As Adjusted(2)
Gross margin impact	$5,171	$—	$58	$—	$—	$—	$—	$(502)	$(87)	$4,640
Selling and administrative impact	6,218	(67)	(53)	—	(6)	—	—	(603)	(77)	5,412
Depreciation and amortization impact	455	—	(7)	—	—	—	—	(49)	(3)	396
Impairment charges impact	25	—	(10)	—	—	—	—	(15)	—	—
Gain on sales of assets impact	(148)	—	—	65	—	—	—	(1)	—	(84)
Operating loss impact	(1,379)	67	128	(65)	6	—	—	166	(7)	(1,084)
Interest expense impact	(221)	—	—	—	—	—	—	5	—	(216)
Interest and investment income impact	133	—	—	—	—	(70)	—	(38)	—	25
Other income impact	4	—	—	—	—	—	—	(4)	—	—
Income tax expense impact	(188)	(25)	(48)	25	(2)	26	554	136	3	481
Loss attributable to noncontrolling interest impact	128	—	—	—	—	—	—	(128)	—	—
After tax and noncontrolling interest impact	(1,523)	42	80	(40)	4	(44)	554	137	(4)	(794)
Diluted loss per share impact	$(14.33)	$0.40	$0.75	$(0.38)	$0.04	$(0.41)	$5.21	$1.29	$(0.04)	$(7.47)

(1) Consists of one-time credits from vendors, expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.
(2) Adjusted to reflect the results of the Lands' End and Sears Canada businesses that were included in our results of operations prior to the separation/disposition.